Exhibit 99.1

Pure Cycle Corporation Announces Board of Directors Changes and Results of Annual Meeting

Denver, Colorado – January 15, 2021 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) held its annual shareholders’ meeting on January 13, 2021. During the meeting Patrick Beirne, Arthur Epker III, Peter Howell, Jeffrey Sheets, Frederick Fendel III, Daniel Kozlowski, and Mark Harding were elected to the Pure Cycle board of directors and will serve until the next annual shareholders’ meeting in January 2022. Mr. Fendel and Mr. Kozlowski are filling board seats that were vacant due to the retirement of two long-standing board members, Mr. Harry Augur and Mr. Richard Guido.

“We are extremely pleased to have Rick and Dan join our talented board of directors. Rick has served as water law counsel to us for the last 18 years and brings a wealth of knowledge and experience in Colorado water law. Dan has extensive experience in finance and investment management that will be invaluable to our continued growth,” commented Mark Harding, President of Pure Cycle. “Not to diminish from the excitement of Rick and Dan joining the board, we will greatly miss Harry and Dick who served the Company and our shareholders with their decades of dedicated service and wish them well in their retirement. Their wealth of knowledge, understanding of Pure Cycle, and guidance were invaluable to Pure Cycle, but more so to me personally and I will forever value the friendship that came from their involvement with our company,” continued Mr. Harding.

About Mr. Fendel

Mr. Fendel was an associate and then a partner at the Denver, Colorado law firm of Petrock Fendel Poznanovic, P.C. from 1980 through December 31, 2020. He served as water law counsel to Pure Cycle and the Rangeview Metropolitan District from 2002 through retirement. In addition, he has represented many local governments, water utilities, special districts, developers, corporations, ditch companies, farmers and ranchers in water rights litigation; land and water acquisitions; development, zoning and subdivision approvals; real estate transactions and disputes; easement and right-of-way matters; water quality regulatory matters; and monitoring and supporting or opposing state legislation and rule-making. Mr. Fendel received a Bachelor of Arts degree from the University of Colorado and a Juris Doctor degree from the University of Michigan Law School. In determining Mr. Fendel’s qualifications to serve on the board of directors, the board has considered, among other things, his extensive experience and expertise in Colorado water law and special district law, particularly with respect to the water rights we own or control.

About Mr. Kozlowski

Mr. Kozlowski is the founder and managing member of Plaisance Capital, LLC, which serves as the general partner of the Plaisance Midway Fund LP, the Plaisance Fund LP and Plaisance SPV I, LLC, a holder of Pure Cycle common stock. Mr. Kozlowski founded Plaisance Capital, LLC in 2017. From 2000 until founding Plaisance Capital, LLC, Mr. Kozlowski worked at Janus Capital Corporation (now part of Janus Henderson Group PLC). While at Janus, Mr. Kozlowski was the sole portfolio manager of Janus Capital’s Opportunistic Alpha strategies, including the $4 billion Janus Contrarian Fund. Mr. Kozlowski also managed a long-short equity account in addition to long-only strategies. Mr. Kozlowski earned a Bachelor of Business Administration from the University of Miami and a Master of Business Administration from the University of Chicago’s Booth School of Business. In determining Mr. Kozlowski’s qualifications to serve on the board of directors, the board of directors considered, among other things, his extensive experience in finance and investment management.

Other Annual Meeting Results

Pure Cycle shareholders were asked to vote on three items at the meeting, (1) election of directors, (2) ratification of our auditor for fiscal 2021, and (3) an advisory vote on executive compensation. Holders of approximately 23.9 million shares of PCYO common stock were entitled to vote at the meeting and approximately 21.6 million shares, or 90.65% of those entitled to vote did so.  All directors were nominated, our fiscal 2021 auditor was ratified, and the advisory vote on the executive compensation plan passed.

With the addition of Mr. Frederick Fendel and Mr. Daniel Kozlowski and the retirement of Mr. Harrison Augur and Mr. Richard Guido, the board appointed Mr. Patrick Beirne as its Chairperson and appointed the following board members to its three committees:

Fiscal 2021 Board and Committee Membership
Director	Audit Committee	Compensation Committee	Nominating Committee
Patrick Beirne	X	-—	—
Peter Howell	Chair	-—	—
Arthur Epker III	X	Chair	—
Jeffrey Sheets	-—	X	Chair
Frederick Fendel III	-—	—	X
Daniel Kozlowski	-—	X	X

“We would like the thank the shareholders that voted and have continued to show their support and dedication to the mission and goals of Pure Cycle,” commented Mr. Harding, “we are looking forward to another great year, the continued development of Sky Ranch as we break ground on the second phase, and the continued expansion of our water and wastewater system guided by the tremendous board we have assembled,” concluded Mr. Harding.

Company Information

Pure Cycle is a diversified land and water resource development company. At our core we are an innovative and vertically integrated wholesale water and wastewater service provider that, in addition to developing wholesale water and wastewater resources, also develops master planned communities to which we provide water and wastewater services.

Additional information, including our recent press releases and SEC filings are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Kevin B. McNeill, at 303-292-3456 or at info@purecyclewater.com.